Exhibit 16.1

August 5, 2021

U.S. Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

We have read the information disclosed under “Change in Certifying Accountant” as it relates to Sarcos Corp included in the Definitive Proxy Statement of Rotor Acquisition Corp., which we understand will be filed with the U.S. Securities and Exchange Commission. We are in agreement with the statements contained therein insofar as they relate to our firm.

Sincerely,

Tanner, LLC

Tanner LLC  |  Key Bank Tower at City Creek  |  36 S. State St., Suite 600, Salt Lake City, UT 84111-1400

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